 GLOBALSTAR ANNOUNCES SECOND QUARTER 2019 RESULTS

Covington, LA, August 9, 2019 -- Globalstar, Inc. (NYSE American: GSAT) today announced its operating and financial results for the quarter ended June 30, 2019.

OPERATIONAL HIGHLIGHTS

Financing Update

We are actively working to complete a transaction that would improve our capital structure and address our current liquidity concerns, by, among other things, limiting the amount of principal payments we are required to make on our indebtedness prior to its maturity. We are currently pursuing two alternative transactions: (i) a complete refinancing of our existing debt and (ii) an amendment to our current debt BPIFAE Facility Agreement coupled with a new second lien credit facility.

With regard to the refinancing, we believe we are nearing an agreement on commercial terms for new first and second lien senior secured loan facilities with institutional financial and strategic lenders, including Thermo. This proposed financing is expected to be in the following form:

•	a senior secured first lien term loan facility with an aggregate principal amount of $200 million and a maturity of five years; and

•	a senior secured second lien term loan facility with an aggregate principal amount of $150 million and a maturity of six years.

If this financing is consummated, we expect that all amounts outstanding under our existing Facility Agreement and under the bridge financing raised in June 2019 would be paid in full, and that all amounts outstanding under the subordinated Loan Agreement with Thermo would convert to common stock at a conversion price equal to $0.69 per share. We expect that the first lien term loan facility will bear cash interest at a rate of approximately 10% and the second lien term loan facility will bear payable-in-kind interest at a fixed rate of 14.0% per annum. We also expect that we will issue warrants to purchase common stock to the second lien lenders.

With regard to the amendment alternative, we have reached an agreement in principle with our lenders under the BPIFAE Facility Agreement on an amendment of certain key terms. While final amended terms are subject to definitive documentation, we expect that this amendment would provide for (i) prepayment of the next four scheduled principal payments using primarily proceeds from a new second lien term loan facility, (ii) revisions to the remaining repayment schedule to reduce the amount of payments of principal required prior to maturity, and (iii) a reset of financial covenant levels together with an extension of our ability to make equity cures.

In consultation with the Strategic Review Committee of our Board of Directors and our financial advisors, we intend to select the alternative that is in the best interest of the company. We seek to have one of these financing alternatives consummated during the third quarter of 2019.

Dave Kagan, Chief Executive Officer, commented, "We are excited about our progress towards the refinancing of our balance sheet and the optionality that these two alternatives provide us. We believe that either transaction would result in meaningful improvement in levered free cash flow, a strengthened balance sheet and a long-term sustainable capital structure that will position us for success as we pursue the vast satellite and spectrum related opportunities in front of us."

Spectrum Update

In June 2019, we announced that we have now received MSS and terrestrial authorizations in five countries across Africa, representing over 1.1 million square miles of territory, a population in excess of 100 million people, annual GDP of over half a trillion USD and more than 1.7 billion MHz-POPs of licensed coverage. In these countries, we have obtained terrestrial LTE authority over our entire 16.5 MHz of S-band spectrum, most with permissible power limits suitable for both macro and small cell deployments. We also continue to make progress toward authorizations in additional countries and expect additional approvals in the coming months.

We continue to be active at 3GPP achieving UE conformance approvals during the quarter and beginning the process of adding carrier aggregation with both CBRS (Band 48) and 5 GHz unlicensed (Band 46). We have also initiated the work on securing Band 53 as 5G-enabled through a 5G NR or New Radio designation (“n53”). This is the next evolutionary step as we work towards Band 53 being embedded in next generation wireless systems.

Strategic Partnerships

In May 2019, we announced a long-term strategic relationship with Recon Powerline ("Recon"), whereby Recon will use our satellite and multi-radio modems to help address the growing issue of wildfire risk management. With the integration of Globalstar connectivity into their Powerline Monitoring System, Recon can offer a platform with reliable communications in remote regions with little to no cellular coverage. This exclusive partnership is an integral component of Recon’s response to California Governor Gavin Newsom’s Executive Order that gives the State of California a new path to address issues like the wildland-urban interface fire crisis through innovative technology solutions for monitoring and prevention as well as similar opportunities in other states.

In June 2019, we announced an agreement with Airwavz Solutions, Inc. ("Airwavz"), a provider of in-building wireless infrastructure, to offer Band 53 for in-building wireless services. Airwavz received rights to lease our Band 53 at specific buildings with a focus on developing new technologies in anticipation of significant growth in IoT devices and the connections needed for smart-building applications. Airwavz and Globalstar have begun the pilot programs in the commercial real estate sector.

In June 2019, we announced that, together with Echo Ridge, LLC ("Echo Ridge"), we have informed the U.S. Department of Transportation ("DOT"), in response to the DOT's request for information, that the companies have developed and are prepared to participate in and support a live field demonstration of a positioning, navigation, and timing ("PNT") capability that can provide accurate and reliable PNT services to backup and/or complement GPS in case of GPS unavailability or unreliability.

Automotive Industry Update

We continue to make meaningful progress on our automotive initiatives as we are now distributing existing products in the commercial trucking market through several major automotive retailers, we have signed a technology sharing and licensing agreement with a major global Tier 1 supplier to develop an automotive grade solution around our core technology, and we are conducting field trials with a major OEM with our latest Duplex voice and data products.  Additionally, we are in discussions with multiple parties to distribute our SPOT line of products to the automotive market with a focus on off-road safety.

FINANCIAL REVIEW

Dave Kagan commented, "During the second quarter, total subscribers grew to over 770,000 which is a record for the company. Our Commercial IoT subscriber base continued to increase, up 16% to over 400,000 customers. This expansion helped to offset declines from other areas of our business, including a smaller Duplex base and fewer hardware sales given the channel fill orders in the prior year's quarter following the launch of three new products. As we continue to make progress on product improvement and development initiatives during this relatively soft quarter, we are optimistic about the second half of 2019. We have a robust pipeline of sales across our Commercial IoT product portfolio that is targeting a variety of use cases and applications that span various industries. We also have been actively working to address performance issues associated with certain of our devices launched in 2018, including an improved Sat-Fi2® device which will be launched next month. I'm also excited about initiatives underway to grow the number of users of our consumer tracking products. Total SPOT activations during the quarter were higher than the prior year due in part to an increase in activations of our newest SPOT product, SPOT X®. We also are running an aggressive summer promotion on legacy devices that we expect to drive higher activations in future quarters. Finally, we continue to make strategic investments in various initiatives to expand the business."

Revenue

Total revenue for the second quarter of 2019 decreased $2.5 million, or 8%, from the second quarter of 2018 due to a $1.3 million decrease in service revenue and a $1.2 million decrease in revenue generated from subscriber equipment sales.

Our subscriber base grew over the last twelve months to total average subscribers of 772,807 in the second quarter of 2019 from 733,964 in the second quarter of the prior year. However, the decrease in service revenue was due primarily to lower average Duplex subscribers which reduced revenue by $1.3 million when compared to the second quarter of 2018. This decrease in Duplex subscribers was driven by lower gross activations resulting from fewer equipment sales over the last twelve months. We are actively working to address our inventory shortage issue through the re-launch of an improved Sat-Fi2® device expected during the third quarter of 2019. Additionally, certain nonrecurring items benefited SPOT service revenue by $0.6 million during the prior year's second quarter, including primarily collection of a single customer's receivable balance that was not previously recorded as revenue because payment was not considered probable. These items did not recur during the second quarter of 2019. Partially offsetting these unfavorable variances was a 35% increase in Commercial IoT service revenue due to increases in both ARPU and average subscribers. The increase in ARPU was driven in part by higher usage and a more favorable blend of rate plans in place during 2019 based on the product mix of our subscriber base. The 16% increase in Commercial IoT subscribers, which now exceed 400,000, was driven by higher equipment sales during the last twelve months, including legacy products as well as our newest solar-powered IoT device that launched in March 2018.

The decrease in revenue from equipment sales was due primarily to a lower volume of Commercial IoT device sales. Initial orders placed for our SmartOne SolarTM device, which generated $2.0 million in equipment revenue during the second quarter of 2018, exceeded the follow-on orders filled during the second quarter of 2019.

Operating Income (Loss)

Operating income (loss) fluctuated from income of $1.9 million during the second quarter of 2018 to a loss of $16.7 million during the second quarter of 2019. This change was due to higher operating expenses of $16.1 million, coupled with a $2.5 million decrease in total revenue (for reasons previously discussed). Driving the majority of the increase in operating expenses was a $20.5 million reversal of a previously recorded contract termination charge during the second quarter of 2018, which was a nonrecurring reduction to expense. This increase was offset partially by a $4.9 million reduction in marketing, general and administrative (MG&A) expenses as costs that we incurred during 2018 to support the now-terminated merger and to defend the related securities claim did not recur in 2019. A $1.2 million increase in depreciation, amortization and accretion expense and decreases in the cost of subscriber equipment sales and cost of services also contributed to the change in operating income (loss).

Net Income (Loss)

Net income (loss) fluctuated by $13.2 million from net loss during the second quarter of 2018 to net income during the second quarter of 2019 due primarily to two non-cash items. The fluctuation in non-cash derivative valuation adjustments during the respective periods, which contributed $37.2 million to the change in net income (loss), was offset partially by a $20.5 million contract termination charge reversal recorded in 2018 (as previously discussed). Changes in the Company's stock price, among other factors, were the primary driver of the derivative adjustments recorded during the respective quarters. Also contributing to the change in net income (loss) was a $6.8 million legal gain accrual following the settlement of a business economic loss claim reached during the second quarter of 2018. The decrease in MG&A expenses (as previously discussed) primarily drove the remaining variance.

Adjusted EBITDA

Adjusted EBITDA decreased to $8.8 million during the second quarter of 2019 compared to $11.2 million during the second quarter of 2018 due primarily to a $2.5 million decrease in total revenue offset partially by $0.1 million decrease in operating expenses, after excluding EBITDA adjustments related to stock-based compensation as well as costs to support the now-terminated merger and to defend the related securities claim.

CONFERENCE CALL
The Company will conduct an investor conference call to discuss its financial results and the expected amendment or refinancing following the execution of the related definitive documentation.

About Globalstar
Globalstar is a leading provider of customizable Satellite IoT Solutions for customers around the world in industries such as oil and gas, transportation, emergency management, government, maritime and outdoor recreation. A pioneer of mobile satellite voice and data services, Globalstar allows businesses to streamline operations by connecting people to their devices, supplying personal safety and communication, and automating data to more easily monitor and manage mobile assets via the Globalstar Satellite Network. The Company's Commercial IoT product portfolio includes the industry-acclaimed SmartOne asset tracking products, Simplex satellite transmitters and the SPOT® product line of personal safety, asset and communication devices, all supported on SPOT My Globalstar, a robust cloud-based back office solution. Completing the satellite product suite are Duplex satellite data modems, the innovative Sat-Fi2® satellite Wi-Fi hotspot, with all product solutions offering a variety of data service plans.  Learn more at Globalstar.com

Note that all SPOT products described in this press release are the products of SPOT LLC, a subsidiary of Globalstar, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

Investor Contact Information:
investorrelations@globalstar.com

Safe Harbor Language for Globalstar Releases
This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our expectations with respect to the close of a financing arrangement, the pursuit of terrestrial spectrum authorities globally, future increases in our revenue and profitability and other statements contained in this release regarding matters that are not historical facts, involve predictions. Any forward-looking statements made in this press release are believed to be accurate as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,
	2019	2018
Revenue:
Service revenue	$26,700	$27,995
Subscriber equipment sales	4,491	5,731
Total revenue	31,191	33,726
Operating expenses:
Cost of services (exclusive of depreciation, amortization, and accretion shown separately below)	9,395	9,526
Cost of subscriber equipment sales	3,578	4,170
Marketing, general and administrative	11,022	15,944
Revision to contract termination charge	—	(20,478)
Depreciation, amortization, and accretion	23,852	22,616
Total operating expenses	47,847	31,778
Operating income (loss)	(16,656)	1,948
Other income (expense):
Interest income and expense, net of amounts capitalized	(12,808)	(10,305)
Derivative gain (loss)	35,116	(2,059)
Gain on legal settlement	120	6,779
Other	474	(3,351)
Total other income (expense)	22,902	(8,936)
Net income (loss) before income taxes	6,246	(6,988)
Income tax expense	57	24
Net income (loss)	$6,189	$(7,012)

Net income (loss) per common share:
Basic	$0.00	$(0.01)
Diluted	0.01	(0.01)
Weighted-average shares outstanding:
Basic	1,450,380	1,263,372
Diluted	1,640,442	1,263,372

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended
	June 30,
	2019	2018
Net income (loss)	$6,189	$(7,012)

Interest income and expense, net	12,808	10,305
Derivative loss (gain)	(35,116)	2,059
Income tax expense	57	24
Depreciation, amortization, and accretion	23,852	22,616
EBITDA	7,790	27,992

Non-cash compensation	1,700	1,749
Foreign exchange and other	(947)	3,290
Debt modification third party fees	378	—
Merger and litigation-related costs	—	5,427
Revision to contract termination charge	—	(20,478)
Gain on legal settlement	(120)	(6,779)
Adjusted EBITDA (1)	$8,801	$11,201

(1)
EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses and certain other non-recurring charges as applicable. Management uses Adjusted EBITDA in order to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income/(loss). These terms, as defined by us, may not be comparable to similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenue and operating profit, to measure operating performance.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(In thousands, except subscriber and ARPU data)
(Unaudited)

	Three Months Ended
	June 30,
	2019		2018
	Service	Equipment	Service	Equipment
Revenue
Duplex	$9,031	$306	$10,134	$751
SPOT	12,619	2,186	13,868	2,011
Commercial IoT	4,353	1,972	3,216	2,878
IGO	179	—	216	—
Other	518	27	561	91
Total Revenue	$26,700	$4,491	$27,995	$5,731

Average Subscribers
Duplex	58,654		67,456
SPOT	286,101		293,659
Commercial IoT	400,193		345,749
IGO	26,930		25,988
Other	929		1,112
Total Average Subscribers	772,807		733,964

ARPU (1)
Duplex	$51.32		$50.08
SPOT	14.70		15.74
Commercial IoT	3.63		3.10
IGO	2.22		2.77

(1)
Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of operations. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.